Exhibit 10.29

SECOND AMENDED AND RESTATED HYATT CORPORATION
DEFERRED COMPENSATION PLAN

(Effective January 1, 2015)

CH\2012204.3

1.39	Unforeseeable Emergency	5
1.40	Year of Service	5

ARTICLE 2	PARTICIPATION	5
2.1	Eligibility	5
2.2	Inactive Participants	5
2.3	Rehires	5

ARTICLE 3	PARTICIPANT ELECTIONS	6
3.1	Deferral Elections	6
3.2	Distribution Elections	6
3.3	Initial Elections	7
3.4	Prior Plan Elections	7
3.5	Transferred Benefits	7

ARTICLE 4	EMPLOYER CREDITS	8
4.1	Employer Credits	8
4.2	Amount of Employer Credit	8
4.3	Discretionary Employer Credits	8
4.4	Employment Transfers	8

ARTICLE 5	ACCOUNTS	9
5.1	Participant Accounts	9
5.2	Account	9
5.3	Account Adjustment	9

ARTICLE 6	VESTING	10
6.1	Vesting	10
6.2	Transferred Amounts and Prior Plan Account Balances	10

ARTICLE 7	INVESTMENT FUNDS	10
7.1	Investment Funds	10
7.2	Participant Investment Election	10
7.3	Investments	11

ARTICLE 8	DISTRIBUTION EVENTS	11
8.1	Distribution Events	11
8.2	Change Elections	11

ARTICLE 9	PAYMENTS	11

9.1	Payments	11
9.2	Installments	12
9.3	Unforeseeable Emergency	12

ARTICLE 10	ADMINISTRATION	13
10.1	Plan Administrator	13
10.2	Bookkeeping	13
10.3	Plan Administrator’s Discretion	13
10.4	Liability	13

ARTICLE 11	AMENDMENT AND TERMINATION	14
11.1	Amendment	14
11.2	Section 409A	14
11.3	Termination	14

ARTICLE 12	CLAIMS PROCEDURES	15
12.1	Claims Procedures	15
12.2	Claims	15
12.3	Appeal	16
12.4	Decision	16

ARTICLE 13	MISCELLANEOUS	16
13.1	Notices	16
13.2	Source of Benefits	16
13.3	FICA and Other Taxes	17
13.4	Plan Not Contract of Employment	17
13.5	Applicable Law	17
13.6	Non-Alienation	17
13.7	Adoption by Employers	18
13.8	Gender and Number	18

SECOND AMENDED AND RESTATED
HYATT CORPORATION DEFERRED COMPENSATION PLAN
(Effective January 1, 2015)

Hyatt Corporation, a Delaware corporation or its parent, subsidiaries or affiliates (the “Company”), established: (1) the Hyatt Corporation Matched Savings Plan (“MSP”), effective September 1, 1993; (2) the Hyatt Corporation Key Management Deferred Savings Plan (“DSP”), effective February 1, 1989, and amended and restated January 1, 1995; (3) the Hyatt Corporation Restricted Deferred Incentive Compensation Plan, effective February 1, 1991, as amended (“RDICP”); (4) the Hyatt Corporation Restricted Deferred Incentive Compensation Plan II, effective February 1, 1997, as amended (“RDICP II”); (5) the Global Hyatt Corporation Deferred Incentive Plan, effective January 1, 2006, as amended (“GHDIP”); (6) the Hyatt International Hotels Restricted Deferred Incentive Compensation Plan, effective January 1, 1984, as amended (“International RDICP”); and (7) the Hyatt International Corporation Restricted Deferred Incentive Compensation Plan II, effective January 1, 2004, as amended (“International RDICP II”); (collectively, the “Prior Plans”) for the benefit of Eligible Employees. The MSP and DSP were amended, restated and merged to form the Hyatt Corporation Deferred Compensation Plan (the “Plan”), effective December 14, 2007. All or a portion of the RDICP, RDICP II, GHDIP, International RDICP and International RDICP II were amended, restated and merged into the Plan, effective May 3, 2010 in a manner in which the provisions of the Prior Plans in effect on October 3, 2004 with respect to those Prior Plan benefits that were earned and vested within the meaning of Treas. Reg. §§1.409A-6(a) as of December 31, 2004, as well as the interest earned thereon (“Grandfathered Benefits”) were preserved or not materially modified within the meaning of Treas. Reg. §§1.409A-6(a)(1) and (4) on or after October 3, 2004. The Plan is hereby further amended and restated, and such amendment and restatement is intended to materially modify the Grandfathered Benefits by allowing additional installment payment elections on such Grandfathered Benefits and such amendment and restatement is intended to make such Grandfathered Benefits subject to and be in compliance with Section 409A of the Code.

As were the Prior Plans, this Plan is a nonqualified deferred compensation plan that permits certain eligible Employees of the Employers to elect to defer Compensation otherwise payable to them. The Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is not intended to qualify under Code Section 401(a), or be subject to Parts 2, 3 or 4 of Title I of ERISA.

ARTICLE 1 DEFINITIONS

1.1In General. Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly indicates otherwise.
1.2Account. “Account” of a Participant means his individual account, if any, established in accordance with Article 5.

1.3Associated Employer. “Associated Employer” has the meaning set forth on Appendix A.

1.4Beneficiary. “Beneficiary” means the person or persons designated by a Participant, in the manner established by the Plan Administrator and in accordance with the Rules of the Plan, to receive payments under the Plan in the event of his death. No Beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Plan Administrator. In the event a Participant does not properly designate a Beneficiary, his Plan benefits shall be paid in the following order of priority: (a) to his surviving spouse, if any,
(b) to his surviving children in equal shares, or (c) to the legal representative of his estate.

1.5	Board. “Board” means the Board of Directors of the Company.

1.6Change Election. “Change Election” means an election to modify a Distribution Election (or any other Change Election) made in accordance with Section 3.2.

1.7Claimant. “Claimant” means a Participant or Beneficiary who believes he is being denied a benefit under the Plan to which he is entitled.

1.8	Code. “Code” means the Internal Revenue Code of 1986, as amended.

1.9Committee. “Committee” means the Hyatt Hotels Corporation Benefits Committee.

1.10	Company. “Company” means Hyatt Corporation.

1.11Compensation. “Compensation” means the base or regular cash salary payable to a Participant by his Employer, including incentives or bonuses and any such amounts which are not includible in the Participant’s gross income under Code Sections 125 or 401(k).

1.12Contribution Rate. “Contribution Rate” means the amount of the Employer Credit to be allocated to a Participant’s Account for that Plan Year.

1.13Deferred Amount. “Deferred Amount” means Compensation that the Participant has elected to defer pursuant to a Deferral Election and that, in the absence of such Deferral Election, would be payable to the Participant on a Payday.

1.14Deferral Election. “Deferral Election” means the Participant’s election, made in accordance with Article 3, that specifies the Deferred Amount for the Participant’s Account.

1.15Disability. “Disability” means that the Participant is either (a) deemed to be disabled in accordance with the Employer’s long-term disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A, or (b) if the Participant is not covered by an Employer’s long-term disability insurance program, then the Participant is determined to be totally disabled by the Social Security Administration.

1.16Discretionary Employer Credit. “Discretionary Employer Credit” means the amount that may be credited to a Participant’s Account under Section 4.3.

1.17Distribution Election. “Distribution Election” means the Participant’s election, made (i) in accordance with Article 3, or (ii) with respect to amounts transferred from the Prior Plans made under the terms of the Prior Plans, in each case that specifies the form of distribution for the Participant’s Account.

1.18Distribution Event. “Distribution Event” has the meaning attributed to such term in

Article 8.

1.19Effective Date. The “Effective Date” is December 14, 2007, unless otherwise provided.

1.20Employee. “Employee” means any person who renders services to an Employer in the status of an employee, as that term is defined in Code Section 3121(d).

1.21Employer. “Employer” means the Company and each other entity, which has adopted the Plan with the Company’s consent and is listed in Appendix A.

1.22Employer Credit. “Employer Credit” means the Employer Credit and the Discretionary Employer Credit that may be credited to a Participant’s Account under Section 4.1

1.23ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24Grandfathered Benefits. “Grandfathered Benefits” has the meaning attributed to such term in the Preamble. On and after January 1, 2015, Grandfathered Benefits will be subject to Section 409A of the Code.

1.25Installment Payout Period. “Installment Payout Period” means a period of two (2), three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9) or ten (10) years, commencing on the Payment Date. For Distribution Elections made under the DSP in effect prior to the Effective Date or distribution elections under other Prior Plans made prior to April 1, 2010, the Installment Payout Period also means a period as specified in Appendix B.

1.26Investment Fund. “Investment Fund” means one of the investment funds designated by the Plan Administrator at the time of reference.

1.27Leave of Absence. “Leave of Absence” means a period during which the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if:

a.	the period of such leave does not exceed six months; or
b.if the period is longer than six months, the Participant’s right to reemployment with the Employer is protected either by statute or by contract.

c.If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, then the employment relationship is deemed to terminate on the first date immediately following such six- month period.

1.28Non-Grandfathered Benefits. “Non-Grandfathered Benefits” means the portion of benefits in a Participant’s Account not attributable to Grandfathered Benefits.

1.29Participant. “Participant” means an Employee designated by the Plan Administrator, in its sole discretion, to be eligible for participation in the Plan and who elects to participate in this Plan.

1.30Payday. “Payday” means the established day for the payment of Compensation to Participant.

1.31Payment Date. “Payment Date” means the date on which payment is made to a Participant under the Plan, which shall be the later of (i) within ninety (90) days following the date of the Participant’s first Distribution Event, as determined by the Plan Administrator, ((ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant is a Specified Employee; (iii) as noted in Appendix B for certain Prior Plan account balances, as applicable; or (iv) if the Participant has filed a Change Election on the date specified in the Change Election, subject to the requirements of subsection 3.2(b) and Section 8.2. If the Participant has elected installment distributions, the Payment Date refers to the date on which the first installment is to be distributed. For purposes of determining the applicable period under Section 3.2 (b)(iii), the Payment Date if determined under clause (i) of this definition (and each such definition contained in Appendix B) shall be the Distribution Event.

1.32	Plan. “Plan” means the Hyatt Corporation Deferred Compensation Plan.

1.33Plan Administrator. “Plan Administrator” means the Committee. If no Committee is in existence, then Plan Administrator means the Company.

1.34	Plan Year. “Plan Year” means the calendar year.

1.35Prior Plan Accounts. “Prior Plan Accounts” means the account established by the Plan Administrator under this Plan to which all amounts transferred from a Prior Plan shall be credited.

1.36Rules of the Plan. “Rules of the Plan” means the administrative rules established from time to time by the Plan Administrator in its sole discretion.

1.37Separation from Service. “Separation from Service” means the termination of the Participant’s services to the Company and all Employers as determined in accordance with Treas. Reg. §1.409A-1(h), whether voluntarily or involuntarily, other than by reason of death or Disability. The Plan Administrator shall have full and final authority, which shall be exercised in its discretion and in accordance with Treas. Reg. Section 1.409A-1(h), to determine conclusively whether and when an Employee has had a Separation from Service.

1.38Specified Employee. “Specified Employee” means an employee meeting the definition of Specified Employee as defined by Code §409A.

1.39Unforeseeable Emergency. “Unforeseeable Emergency”, as determined by the Plan Administrator, means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Treas. Reg. Section 1.409A-3(i)(3)(i)), (b) loss of the Participant’s property due to casualty, (c) the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or dependent (as defined above), (d) the need to pay for medical expenses, including nonrefundable deductibles, and (e) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined in accordance with Treas. Reg. Sec. 1.409A-3(i)(3).

1.40Year of Service. “Year of Service” with respect to a Participant as of any date means the number of his continuous full years of employment with an Employer or an Affiliate.

ARTICLE 2 PARTICIPATION

2.1Eligibility. The Plan Administrator will select those Employees eligible to participate in the Plan from the class of Employees who:

a.are members of a select group of management or highly compensated within the meaning of section 401(a)(1) of ERISA; and

b.	have completed 90 continuous days of employment with an Employer.

Notwithstanding the foregoing, each participant in the Prior Plans shall automatically be a Participant in this Plan and shall continue as a Participant in the Plan until such individual receives a distribution of their entire Prior Plan Accounts as well as their Account under this Plan, if any. Effective January 1, 2016 an Employee who becomes eligible to participate in the Plan shall become a Participant only as of the January 1 next following the date such Employee meets the criteria for eligibility.

2.2Inactive Participants. When a Participant ceases to provide services to any Employer as an Employee, he shall no longer be entitled to defer further amounts or be eligible for Employer Credits or Discretionary Employer Credits. When a Participant ceases to be eligible to participate in the Plan, then in the next following Plan Year he shall not be entitled to defer amounts or be eligible for Employer Credits or Discretionary Employer Credits. However, in either case, his Account will continue to be adjusted for investment experience in accordance with Article 6, and he shall remain a Participant with respect to his Account until it is fully distributed.

2.3Rehires. An Employee who was a Participant in the Plan, incurred a Separation from Service and is later rehired by an Employer may not re-commence participation in the Plan until the second anniversary of his or her initial Separation from Service. Effective January 1, 2016 a rehired Employee may only recommence participation in the Plan beginning in the first calendar year following the second anniversary of his or her initial Separation from Service.

ARTICLE 3 PARTICIPANT ELECTIONS

3.1	Deferral Elections.

(a)In general. Each active Participant may make a Deferral Election pursuant to which he elects to defer an amount of his Compensation that otherwise would be payable to him for services to be rendered beginning in the next calendar year. Such election shall be irrevocable as of the day immediately preceding the next calendar year. Notwithstanding the foregoing, no Participant may elect to defer Compensation in an amount that would prevent the Participant or the Employer from satisfying its employment tax contribution or withholding requirements under any applicable state or Federal law, and the Participant’s employee benefit plan contribution requirements.

(b)Modifications. Once made, the Deferral Election will continue until modified or revoked. The Participant may revoke or modify his Deferral Election only with respect to Compensation to be deferred beginning in a subsequent Plan Year. Such modified Deferral Election shall be irrevocable on the day immediately before such subsequent Plan Year.

(c)Deferral Crediting. Each Participant’s Account shall be credited with the amount deferred by the Participant as soon as practicable after the date on which such Compensation would have been paid to the Participant but in no event later than thirty
(30) days after the last day of the month in which the amount is deducted from the Participant’s paycheck.

3.2	Distribution Elections.

a.In general. Each Participant shall file a Distribution Election prior to the first day of the Plan Year in which deferrals are made on his behalf under the Plan (or under the transition rules of Code Section 409A, prior to January 1, 2009). Such election shall be irrevocable as of the day immediately preceding the next calendar year. Distribution Elections made under the Prior Plans with respect to Grandfathered Benefits and non- Grandfathered Benefits shall be applicable under this Plan. Accordingly, a Participant may have a Distribution Election (or Change Election) on file with respect to his Account under this Plan, as well as with respect to each Prior Plan Account and with respect to Grandfathered Benefits and non-Grandfathered Benefits under the Prior Plans, as applicable.

b.Modifications. A Participant may modify his Distribution Election (or any Change Election) with respect to the form of payment of his Account or Prior Plan Accounts (other than the GHDIP), by filing a Change Election in accordance with the Rules of the Plan and the following criteria:

i.	The Change Election must be made at least 12 months prior to the Distribution Event date;

ii.	The Change Election shall have no effect until at least 12 months after the date on which the Change Election is filed with the Administrator; and

iii.
The commencement of payments under the Change Election must be at least five (5) years after the Payment Date applicable under the Distribution Election (or Change Election) being modified (unless the modified election is with respect to benefits payable upon death or Disability, in accordance with Sections 8.1(a) or (b)).

A Participant’s Change Election shall not be considered to be made until the date on which the election becomes irrevocable. A Change Election shall become irrevocable no later than the date that is 12 months prior to the Payment Date applicable under the Distribution Election or Change Election being modified.

3.3Initial Elections. Notwithstanding the provisions of Sections 3.1 and 3.2, if after a Plan Year has commenced, an Employee first becomes a Participant (and does not participate in and has not for 24 months participated in any other nonqualified deferred compensation account balance plan that must be aggregated with the Plan pursuant to Code Section 409A), then the provisions of this Section 3.3 shall apply. For such Participant to make a Deferral Election with respect to Compensation earned in the same calendar year that the Employee becomes a Participant, the Participant’s initial Deferral Election and Distribution Election must be filed on a date that is not later than 30 days following the date the Participant first becomes eligible to participate in the Plan. The Deferral Election and Distribution Election will become irrevocable on the date that is 30 days following the date of initial eligibility. Such elections shall only be effective with respect to a Participant’s Compensation earned after the election becomes irrevocable. If a Participant fails to make a Deferral Election within 30 days of initial eligibility to participate, then such Participant may make a Deferral Election only with respect to Compensation earned in subsequent calendar years, in accordance with Sections 3.1 and 3.2.

3.4Prior Plan Elections. Notwithstanding any provisions to the contrary, Participant deferral elections and distribution elections made prior to the Effective Date under the Prior Plans with respect to either non-Grandfathered Benefits or Grandfathered Benefits shall remain in effect as Deferral Elections and Distribution Elections for purposes of this Plan until modified or revoked in accordance with subsections 3.1(b) and 3.2(b) and Section 8.2.

3.5Transferred Benefits. From time to time the Plan Administrator may accept transfers of benefits and amounts into this Plan from other non-qualified deferred compensation plans maintained by an Employer or an Affiliate with respect to a Participant. All amounts transferred shall be designated as “Transferred Amounts” and shall be credited to a Prior Plan Account established for such Participant under the Plan. Each individual with Transferred Amounts pursuant to this Section 3.5 shall be a Participant in this Plan. A Participant’s election as to the time and form of payment for such Transferred Amounts shall be governed by the deferral election in effect under the transferor plan; provided, however, that with respect to Transferred Amounts transferred in 2007 or 2008, such Participant shall elect prior to December
31, 2008 (i) the form of payment of his Account in accordance with Sections 3.2 and 3.3, and (ii) the investment of his Account in accordance with Section 7.2. Notwithstanding the foregoing, in no event shall a Participant be eligible to elect in accordance with this Section 3.5, to have any Transferred Amount transferred in 2007 or 2008 paid in the same year of such transfer.

ARTICLE 4
EMPLOYER CREDITS

4.1Employer Credits. Subject to such limitations as the Plan Administrator may impose, for each Plan Year, the Company shall establish one or more Contribution Rates for Participants. Contribution Rates may be established at different levels for different Participants for any Plan Year, and may be established on an individual basis, for employment positions, or for categories or classes of Participants.

At such time as the Plan Administrator shall provide, the Plan Administrator shall credit an Employer Contribution to the Account of each Participant who has completed one Year of Service with the Employers or the Affiliates and who:

(a)	was employed by an Employer on the last working day of that Plan Year;

(b)had a Separation from Service after attaining age 65 or attaining age 55 and completing at least 10 Years of Service;

(c)	became Disabled; or

(d)	died while in the employ of an Employer during such Plan Year.

4.2Amount of Employer Credit. Each such Participant’s Employer Credit shall equal to the product of (a) the portion of the Participant’s Deferred Amount which his Employer, in its sole discretion, designates as eligible for an Employer Credit, and (b) the Contribution Rate applicable to that Participant. Any Employer Credit to be credited to any Participant’s Account shall be credited as of the date determined by the Committee.

4.3Discretionary Employer Credits. Each Employer may, from time to time and in its sole and absolute discretion, award a Discretionary Employer Credit to any Participant, in any amount that such Employer determines. Any Discretionary Employer Credit to be credited to any Participant’s Account under this Section shall be credited as of the date determined by the Committee. Discretionary Employer Credits may be awarded at different rates for different Participants for any Plan Year, and may be established on an individual basis, for employment positions, or for categories or classes of Participants.

4.4Employment Transfers. If during a Plan Year a Participant transfers from one employment position, category or class to another, and such transfer results in a change in the Contribution Rate and Discretionary Employer Credit rate applicable to the Participant, then upon any benefit crediting pursuant to this Section 4, such Participant shall be credited in accordance with the Employer Credit rates applicable to him as of January 1 of that year.
The Participant’s Deferral Election shall remain in effect for all amounts credited to the Participant’s Account regardless of the applicable Employer Credit rate.

ARTICLE 5 ACCOUNTS

5.1Participant Accounts. The Plan Administrator shall maintain, or cause to be maintained, an Account in the name of each Participant, which may include Transferred Amounts for each Participant who was a participant in a Prior Plan in the form of a Prior Plan Account. A Participant’s Account may be further divided into additional subaccounts, at the discretion of the Plan Administrator. The existence of an Account or bookkeeping entries for a Participant or Beneficiary does not create, suggest or imply that a Participant or Beneficiary has a beneficial interest in any asset of any Employer.

5.2Account. Each Participant’s Account shall reflect the sum of the following amounts:

a.	his Deferred Amount;

b.	his share of Employer Credits;

c.	his share of Discretionary Employer Credits; and

d.his Transferred Amounts from the Prior Plans or any other plan under Section 3.5, if any, excluding the MSP or DSP, unless it is an Employer Credit.

Each Account shall be adjusted in accordance with Section 5.3. The Plan Administrator may establish additional Account categories or sub-accounts as it deems necessary or advisable.

5.3	Account Adjustment. Each Participant’s Account shall be credited or debited with:

a.the amount of Compensation deferred pursuant to a Deferral Election, and amounts attributable to Employer Credits;

b.the amount of interest, earnings, gains or losses of the Investment Fund that would have accrued to the amounts allocated to such Investment Fund had such amounts been invested in such Investment Funds during the relevant period;

c.any hypothetical expenses, determined in the sole discretion of the Plan Administrator, charged to the Participant’s Account for such period; and

d.	any withdrawal or distribution.
ARTICLE 6 VESTING

6.1Vesting. Except as provided in Section 6.2, Participants shall be fully vested in all amounts held in their individual Accounts. Notwithstanding the foregoing, upon a Participant’s termination for cause (as defined in the DSP), forfeiture of Grandfathered Benefits earned and vested under the DSP shall be determined under the terms of the DSP in effect as of October 3, 2004.

6.2Transferred Amounts and Prior Plan Account Balances. At the time of transfer, the Plan Administrator may subject Prior Plan Account balances to such vesting schedule or provisions as the Plan Administrator may determine in its sole discretion, including, but not limited to those noted in Appendix B; provided, however, that the Plan Administrator may not subject to any Prior Plan Accounts that were previously vested to a new vesting schedule without the consent of the Participant.

ARTICLE 7
INVESTMENT FUNDS

7.1Investment Funds. The Plan Administrator shall designate one or more Investment Funds to be available under the Plan. Each Participant shall be entitled to direct the investment of amounts credited to his Account in the Investment Funds in accordance with the Rules of the Plan. The Plan Administrator has designated that an Investment Fund will consist of interests in Hyatt Hotels Corporation Class A Common Stock (“Hyatt Stock”), subject to eligibility requirements, pricing and other limitations set forth in the Rules of the Plan. The Plan Administrator will determine if such election in Hyatt Stock may be revoked or modified as determined by the Rules of the Plan and the Company’s insider trading policy as in effect from time to time.

7.2Participant Investment Election. A Participant may, in accordance with the Rules of the Plan, elect to have the amounts credited to his Account allocated to any one or more of the Investment Funds in such proportions as are permitted by the Plan Administrator or to change any prior investment election. Any Participant investment election shall remain in effect until revoked or modified by the Participant.

a.If amounts credited to an Account are allocated to more than one Investment Fund, changes in proportions due to investment results shall not require any automatic reallocation between Investment Funds.

b.If a Participant fails or declines to make an investment election under this Article, then the amounts credited to the Participant’s Account shall be deemed invested in one or more of the Investment Funds, as directed by the Plan Administrator as the default Investment Fund(s).

c.Until distributed, a Participant’s Account shall be deemed to remain invested in the Participant’s elected or designated Investment Funds.

7.3Investments. Notwithstanding the election by Participants of certain Investment Funds and the adjustment of their Accounts based on those elections, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants. Participants may instead be credited with earnings equivalents attributable to Investment Fund performance, equal to the hypothetical earnings and losses, and less hypothetical expenses.

ARTICLE 8
DISTRIBUTION EVENTS

8.1Distribution Events. The amounts credited to Participant’s Account shall become payable on his Payment Date following the earliest of the following events:

(a)	the Participant’s Death;

(b)	the Participant’s Disability;

(c)	the Participant’s Separation from Service;

(d)the date as of which the Company terminates the Plan in accordance with Section 11.3; (collectively, the “Distribution Events”); or

(e)	the date provided in Appendix B for any Prior Plan Accounts.

Upon the occurrence of the earliest of the foregoing events, payments to the Participant or the Beneficiary shall commence on his Payment Date in accordance with Article 9.

8.2Change Elections. If a Participant files a Change Election, and Participant’s Account would otherwise become payable under Section 8.1(c) (upon Separation from Service) or (e) (such other date as provided in Appendix B for Prior Plan Accounts) absent such Change Election, then the portion of Participant’s Account for which such Change Election is made shall become payable on the Payment Date set forth in the Change Election, which shall not be earlier than the ninety (90) day period following the fifth anniversary of the Participant’s Separation from Service or such other date as provided in Appendix B for Prior Plan Accounts subject to such Change Election. If more than one Change Election is made then the portion of the Participant’s Account subject to such subsequent Change Election shall become payable on the Payment Date specified in the subsequent Change Election, which shall not be earlier than the fifth anniversary of the Payment Date specified in the Change Election being modified.

ARTICLE 9 PAYMENTS

9.1Payments. Except as provided in Section 9.3 of the Plan, upon the Participant’s Payment Date, any amounts payable under the Plan shall be paid in a lump sum or in substantially equal annual installments over the Installment Payment Period, in accordance with the Participant’s Distribution Election or Change Election, as applicable. Installment payments shall be treated as a single payment for purposes of Code Section 409A.
In any situation in which the Plan Administrator is unable to determine the method of payment because of incomplete, unclear or uncertain Participant instructions or if no Distribution Election is on file, then any amounts in the Participant’s Account will be paid in a lump sum upon the Participant’s Payment Date.

If a Participant’s Account contains Hyatt Stock, then the number of shares of Hyatt Stock in the Participant’s Account as of the Payment Date will be determined and the shares of Hyatt Corporation Class A common stock will be distributed to the Participant by depositing it into the Participant’s individual brokerage account at the current administrator of the Plan, subject to the Plan’s withholding of the number of shares of Hyatt Stock to meet tax obligations as noted in Section 13.3.

9.2	Installments.

(a)The amount of any installment payment to be paid is to be determined by dividing:

(i)the balance of his Account subject to the Distribution Election or Change Election, as of the last day of the immediately preceding calendar quarter, by

(ii)	the remaining number of installments to be paid.

(b)If the Participant dies, either before or after installment payments commence, the balance credited to the Account subject to a Distribution Election or Change Election shall be paid to the Beneficiary in a lump sum on the Payment Date.

9.3	Unforeseeable Emergency.

a.Notwithstanding the provisions of Section 8.1 or any election of the Participant to the contrary, in the event of an Unforeseeable Emergency, the Participant may elect to receive a distribution of all or a part of his Account pursuant to the terms of this Section.

b.In the event that the Participant is eligible for a distribution under this Section 9.3 and for distributions under the Prior Plans with respect to Grandfathered Benefits, then distributions shall first be made from the Participant’s Accounts not including Grandfathered Benefits under this Plan and then from Grandfathered Benefits.

c.The Participant shall file a request for a distribution on account of Unforeseeable Emergency in accordance with the Rules of the Plan. The request shall indicate the nature of the Unforeseeable Emergency, the amount of financial hardship incurred by the Participant as well as whether or not the hardship may be relieved through insurance, cessation of Compensation deferrals, or through the disposition of other assets. The Plan Administrator, in its sole discretion, shall determine whether or not the Participant satisfies the requirements for a distribution due to an Unforeseeable Emergency.

d.If the Plan Administrator determines that a Participant qualifies for a distribution on account of an Unforeseeable Emergency, then the amount to be distributed to the
Participant shall not exceed an amount necessary to satisfy the hardship resulting from the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of such distribution, all as determined in the sole discretion of the Plan Administrator after taking into account the extent to which the Participant could satisfy the hardship through reimbursement or compensation by insurance, cessation of Compensation deferrals, or by liquidation of the Participant’s assets and as otherwise required by Code Section 409A.

e.If a Participant receives a distribution under this Section, his Deferral Election shall automatically terminate as soon as administratively practicable. Such Participant, if eligible to participate in the Plan pursuant to Article 2, may make a Deferral Election for a subsequent Plan Year in accordance with Article 3.

ARTICLE 10 ADMINISTRATION

10.1Plan Administrator. The Board may appoint an individual or committee to act as the Plan Administrator. In the event no Plan Administrator is appointed, the Company shall act as Plan Administrator. Any committee appointed by the Board as Plan Administrator shall consist of three or more persons who shall serve at the pleasure of the Board. In the event a committee is appointed as Plan Administrator, at all meetings of such committee, a majority of the members of such committee shall constitute a quorum and the act of a majority of the members present at any meeting at which there shall be a quorum shall be the act of the committee and the committee may authorize any one or more of its members to execute any document or otherwise act on behalf of the Plan Administrator.

10.2Bookkeeping. The books, records and accounts to be maintained for the purposes of the Plan shall be maintained by the Company at its expense and subject to the supervision and control of the Plan Administrator. The expenses of administering the Plan shall be paid by the Employers and the Participants, as determined by the Plan Administrator in its sole discretion from time to time.

10.3Plan Administrator’s Discretion. The Plan Administrator shall have the power to take all action necessary or appropriate in connection with the general administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator may interpret the Plan, determine any facts or resolve any questions relevant to the Plan’s administration, and in connection therewith, remedy and correct any ambiguities, inconsistencies or omissions of the Plan, and appoint and authorize one or more agents and/or independent contractors to perform any of the required functions and responsibilities of the Plan Administrator. Any such actions taken or determinations made by the Plan Administrator shall be conclusive and binding on all persons. The Plan Administrator may require the Participant to furnish such information and submit such documents, records, elections and notices, on forms to be provided by the Plan Administrator, as it shall require in order to administer the Plan. Benefits shall be paid only if the Plan Administrator has determined that the Participant is entitled to them.

10.4Liability. Neither the Company, the Board, the Employers, an individual or member of a committee duly appointed as Plan Administrator, nor any officer or Employee shall be liable to any person for any action taken or omitted in connection with the formation or administration of this Plan unless attributable to its or his own fraud or willful misconduct.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1Amendment. The Plan may be amended in whole or in part from time to time by the Board, provided that the Committee, acting by majority, may make minor or administrative amendments to the Plan or adopt, amend Rules of the Plan. No amendment shall reduce the amount then credited to or otherwise adversely affect a Participant’s Account without the consent of the Participant or his Beneficiaries who would be affected by such action.

11.2Section 409A. Notwithstanding any provision to the contrary in the Plan or the Distribution Election, if the Participant is deemed at the time of his Separation from Service to be a

Specified Employee, to the extent delayed commencement of any portion of the benefits to which Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Participant’s benefits shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (b) the date of the Participant’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 11.2 shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid as otherwise provided herein and in the applicable Distribution Election.

To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company shall amend this Plan or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A.

11.3	Termination.

a.While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to any or all Employers, or as to any division, facility or other operational unit thereof. Discharge or layoff of Employees of an Employer or any unit thereof without such a declaration shall not result in a termination of the Plan.

b.If the Company terminates the Plan, then all other nonqualified deferred compensation account balance plans that must be aggregated under Code Section 409A with the Plan shall be terminated as well, and all amounts credited to each Participant’s Account shall be distributed in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

c.Any Employer may cease its participation in the Plan at any time, provided that the Employer has made adequate provisions for any amount payable by it under the terms of the Plan in effect on the date it ceases its participation. If an Employer resolves to cease being a participating employer in the Plan, then each Participant’s Account shall be paid in accordance with Article 9. However, if the Employer terminates the Plan and either (a) does not maintain other nonqualified deferred compensation plans that must be aggregated with the Plan under Code Section 409A or (b) all other nonqualified deferred compensation plans that must be aggregated with the Plan under Code Section 409A are terminated as well, then all amounts credited to each Participant’s Account shall be distributed in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

ARTICLE 12
CLAIMS PROCEDURES

12.1Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as “Claimant”) may file a written request for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Benefits will be paid only if the Plan Administrator determines that the Claimant is entitled to them. A Participant has 90 days following the denial of a claim for benefits in which to file a lawsuit with respect to the denial. However, no action at law or in equity shall be brought for any benefits under the Plan until the appeal rights herein provided have been exhausted and the Plan benefits requested in such appeal have been denied in whole or in part.

12.2Claims. The Plan Administrator shall reply to the Claimant within 90 days of receipt of the claim. The Plan Administrator may extend the reply period for an additional 90 days for reasonable cause, and if the reply period is extended, will notify the Claimant of the length of and the reason for the extension.

If the claim is accepted, then the Plan Administrator shall notify the Claimant that the Plan Administrator’s requested determination has been made, and that the claim has been allowed in full. If the claim is denied in whole or in part, then the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

a.	The specific reason or reasons for such denial;

b.The specific reference to pertinent provisions of the Plan on which such denial is based;

c.A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

d.Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

e.	The time limits for requesting a review under the Plan’s claim procedures.

12.3Appeal. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant (or the Claimant’s duly authorized representative) may request in writing that the Plan Administrator review the Plan Administrator’s determination. Such request must be addressed to the Plan Administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s determination by the Plan Administrator of the Company within such 60 day period, he shall be barred and estopped from challenging the Plan Administrator’s determination.

12.4Decision. Within 60 days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will review the original determination and any additional pertinent materials. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that 60-day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE 13 MISCELLANEOUS

13.1Notices. Any notice or document required to be given to or filed with the Plan Administrator shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Plan Administrator, at the Company’s principal executive offices.

13.2	Source of Benefits.

a.The Company maintains a grantor trust (the “Trust”) in connection with the Plan and will make contributions to the Trust in accordance with the terms of the trust agreement (the “Trust Agreement”).

b.Any payment of benefits by the Trust shall be in satisfaction of the corresponding obligations of the Employers under the Plan. Notwithstanding the establishment of the Trust, and any contributions made by the Employers to the Trust, the Employers shall remain obligated to make all payments of benefits attributable to their respective Employees under the Plan, except to the extent such payments are made by the Trust in accordance with the Trust Agreement.

c.The obligations of the Employers under the Plan shall be unfunded and unsecured, and nothing contained in this Plan shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Employers for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan. The interest of any Participant or any other person hereunder shall be limited to the right to receive the benefits as set forth in the Plan. To the extent that a Participant or any other person acquires a right to receive benefits under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Employers.

13.3	FICA and Other Taxes.

a.For each Plan Year in which a Participant’s Account is credited with Compensation deferrals, the Employer shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such deferred Compensation. If necessary, the Plan Administrator may reduce the Participant’s Deferral Election in order to comply with this Section 13.3.

b.When a Participant’s Account is credited with Employer Credits or a benefit transferred pursuant to Section 3.5, the Employer shall withhold from the Participant’s Compensation that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such amounts. Notwithstanding the foregoing, the Plan Administrator may, in its discretion, instead accept a cash payment from the Participant or reduce the Participant’s Account in an amount necessary to satisfy the Participant’s share of FICA and other employment taxes.

c.The Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

d.	Any reduction or acceleration of payment under the Plan pursuant to this Section
13.3 shall be administered in accordance with Treas. Reg. Section 1.409A-3(j)(4)(vi).

13.4Plan Not Contract of Employment. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken by the Employers, the Board, the Plan Administrator or any individual or member of the Committee, nor any provision of the Plan shall give a Participant any right to be retained as an Employee. The Plan does not constitute a contract of employment, and nothing in the Plan will give any Employee or Participant the right to be retained in the employ of any Employer, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.

13.5Applicable Law. The laws of the State of Illinois shall govern in resolving any questions arising under the Plan.

13.6Non-Alienation. Benefits payable to any person under the Plan may not be voluntarily or involuntarily assigned, alienated, pledged or subject to attachment, anticipation, garnishment, levy, execution or other legal or equitable process except to the extent required by a domestic relations order that is issued under a state domestic relations law (including a community property law) that is not preempted by ERISA or except by will or the laws of descent and distribution. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire vested portion of the Participant’s Account which is payable to the Participant’s spouse or former spouse, in a lump sum payment as soon as practicable after the Plan Administrator receives an acceptable order, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such amount at that time.

13.7Adoption by Employers. The Plan may, with the written consent of the Company, be adopted by any other corporation, partnership, joint venture or other employer, whether or not a member of a controlled group with the Company.

13.8Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
Appendix A
Each of the following entities is an Employer as described in Section 1.19 of the Plan: Hyatt Hotels Corporation
Hyatt Corporation
Hyatt International Corporation Hyatt Foreign Employment Services
Hyatt Louisiana, LLC, as agent of DTRS New Orleans, LLC, d/b/a Hyatt Regency New Orleans
Hyatt Hotels Corp of Kansas Marion Reservations Center, LLC Select Hotels Group, LLC
Hyatt Shared Service Center, L.L.C. Hyatt Hotels of Florida, Inc.
Hyatt LACSA Services, Inc. Harborside Hotel, LLC CPM

Seattle Hotels, L.L.C.
Hyatt of Latin America and Caribbean, L.L.C. Kawailoa Development

In addition, each international hotel covered under a management agreement with the Company or an Employer listed above and each hotel covered under a franchise agreement with the Company or an Employer listed above (an “Associated Employer”) shall be treated as an Employer for purposes of the Plan, except that no Compensation payable by an Associated Employer shall be eligible for deferral under the Plan, and no Associated Employer shall be required to make contributions to the Plan. An Associated Employer shall be treated as an Employer only for so long as the Associated Employer continues to employ a Participant and have a management or franchise agreement with the Company or another Employer (other than an Associated Employer).
Appendix B
INSTALLMENT PAYOUT PERIODS, PAYMENT DATES AND VESTING
Notwithstanding anything contained in the Plan to the contrary, the provisions of this Appendix B shall govern the Installment Payout Period, Payment Dates and Vesting of all Transferred Amounts credited to a Participant’s Prior Plan Accounts. Provisions of this Appendix B shall govern the Prior Plan Accounts in the event that there are any inconsistencies between the main Plan document and this Appendix B.

DSP

Installment Payout Period

For Distribution Elections made under the DSP prior to the Effective Date (December 14, 2007), the Installment Payout Period means a period of up to fifteen (15) years. Modifications are subject to the provisions of subsection 3.2(b) and Section 8.2.

Payment Date

See subsection 1.31 Vesting
See subsection 6.1

RDICP

INSTALLMENT PAYOUT PERIOD

For Distribution Elections made by the Participant under the RDICP prior to April 1, 2010, the Installment Payment Period means a period of up to fifteen (15) years. Modifications are subject to the provisions of subsection 3.2(b) and Section 8.2.

Payment Date

The Payment Date shall be the later of: (i) within ninety (90) days following the date of the Participant’s first Distribution Event, (ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant is a Specified Employee; or (iii) attainment of age 55 with at least 10 years of service with an Employer.

Vesting

All Participants are fully vested. Notwithstanding the foregoing provision, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

RDICP II

Installment Payout Period

For Distribution Elections made by the Participant under the RDICP prior to April 1, 2010, the Installment Payment Period means a period of up to fifteen (15) years. Modifications are subject to the provisions of subsection 3.2(b) and Section 8.2.

Payment Date

The Payment Date shall be the later of: (i) within ninety (90) days following the date of the Participant’s first Distribution Event, or (ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant is a Specified Employee. Modifications are subject to subsection 3.2(b) and Section 8.2.

Vesting

Age	% of Account to be Paid
Less than 55	0% of Account
55	50% of Account
56	60% of Account
57	70% of Account
58	80% of Account
59	90 % of Account
60	100% of Account
Any Age if terminated by the Company without cause or due to Death or Disability	100% of Account

Notwithstanding the foregoing provision, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.
GHDIP

Installment Payment Period

Not Applicable

Payment Date

See subsection 1.31

Vesting

All Participants are fully vested.
International RDICP

INSTALLMENT PAYOUT PERIOD

For Distribution Elections made by the Participant under the RDICP prior to April 1, 2010, the Installment Payment Period means a period of up to fifteen (15) years. Modifications are subject to the provisions of subsection 3.2(b) and Section 8.2.

Payment Date

The Payment Date shall be the later of: (i) within ninety (90) days following the date of the Participant’s first Distribution Event, (ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant is a Specified Employee; or (iii) attainment of age 55 with at least 10 years of service with an Employer.

Vesting

All Participants are fully vested. Notwithstanding the foregoing provision, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.

International RDICP II Installment Payout Period
For elections in force prior to December 31, 2005, Installment Payment Period means a number of annual installments as elected by the Participant, provided the installments are completed by the age of 60 for the Participant. In the event of Death, installments will be converted to a lump sum payment to the beneficiary or the estate of the Participant if there is no beneficiary. Modifications are subject to subsection 3.2(b) and Section 8.2.

Payment Date

The Payment Date shall be the later of: (i) within ninety (90) days following the date of the Participant’s first Distribution Event, or (ii) the six month anniversary of the Participant’s first Distribution Event, if the Participant is a Specified Employee.

Vesting

Age	Years of Service	% of Account to Be Paid
Less than 55, if termination is due to resignation of Employee	Not Applicable	0% of Account
55 or greater	Less than 5	0% of Account
55	5 or more	50% of Account
56	6 or more	60% of Account
Age	Years of Service	% of Account to Be Paid
57	7 or more	70% of Account
58	8 or more	80% of Account
59	9 or more	90 % of Account
60	10 or More	100% of Account
Any Age if terminated by the Company without cause or due to Death or Disability	Not Applicable	100% of Account

Notwithstanding the foregoing provision, if a Participant’s employment is terminated for cause as determined by the applicable Employer in its sole discretion, all amounts otherwise payable to or on account of the Participant under the Plan shall be immediately forfeited.